Exhibit 15.4

Tel: 298 881-1111 Fax: 905 845-8615 www.bdo.ca	BDO Canada LLP 360 Oakville Place Drive, Suite 500 Oakville, Ontario L6H 6K8

Consent of Independent Registered Public Accounting Firm

Cardiol Therapeutics Inc

Oakville, Canada

We hereby consent to the incorporation by reference in Registration Statements on Form F-10 (File No.333-262342) and Forms S-8 (File No. 333-258940 and No.333-262216) of Cardiol Therapeutics Inc. of our report dated April 1, 2024, relating to the consolidated financial statements which appear in this Annual Report on Form 20-F.

/s/ BDO Canada LLP

BDO Canada LLP

Chartered Professional Accountants, Licensed Public Accountants

Oakville, Canada

April 1, 2024

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms